EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-34168, 333-34170, 333-96809 and 333-107679) pertaining to the 1997 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan of Saba Software, Inc and Registration Statement (Form S-3 No. 333-118226) of Saba Software, Inc and in the related Prospectus of our report dated June 16, 2004, except for Note 13, as to which the date is August 20, 2004, with respect to the consolidated financial statements of Saba Software, Inc. included in this Annual Report on Form 10-K/A for the year ended May 31, 2004.

/s/     Ernst & Young LLP

Palo Alto, California

October 27, 2004